Exhibit 10.7

Granite Construction Incorporated

First Amendment
Dated as of October 11, 2012

to

Note Purchase Agreement
Dated as of December 12, 2007

Re:$200,000,000 6.11% Series 2007-A Senior Notes due December 12, 2019

First Amendment to Note Purchase Agreement

This First Amendment dated as of October 11, 2012 (the or this “First Amendment”) to that certain Note Purchase Agreement dated as of December 12, 2007 is between Granite Construction Incorporated, a Delaware corporation (the “Company”), and each of the institutional investors listed on the signature pages hereto (collectively, the “Noteholders”).

Recitals:

A.           The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of December 12, 2007 (the “Note Purchase Agreement”).  The Company has heretofore issued $200,000,000 aggregate principal amount of its 6.11% Series 2007-A Senior Notes due December 12, 2019 (the “Notes”) pursuant to the Note Purchase Agreement.  The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

B.           The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

C.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

D.           All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. Amendments.

1.1. Section 7.1(a) of the Note Purchase Agreement shall be and is hereby amended by replacing the reference to “60 days” set forth therein with “45 days”.

1.2. Section 7.1(b) of the Note Purchase Agreement shall be and is hereby amended by replacing the reference to “105 days” set forth therein with “90 days”.

1.3. Section 7.1(i) of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

(i)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes or the ability of the Company or any Subsidiary to perform its obligations under the Guaranty Agreement or any Security Document to which it is a party, as from time to time as from time to time may be reasonably requested by any such holder of Notes.”

1.4. Section 7.2 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 7.2.                      Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer, such certificate to be provided in the manner specified in Section 18 or, if the holder shall have previously provided the Company with an electronic mail address for such purpose, by electronic mail (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each such holder of Notes no later than the earlier of the third Business Day following such Electronic Delivery and the last day upon which the Company is required to deliver the corresponding financial statements pursuant to Section 7.1(a) or Section 7.1(b), as applicable):

(a)           Covenant Compliance — setting forth (1) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section 10.5, inclusive, Section 10.8 and Section 10.10 and any covenant in a Supplement which specifically provides that it shall have the benefit of this clause (a) during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section and covenant, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections and covenants, and the calculation of the amount, ratio or percentage then in existence), and (2) the information (including detailed calculations) required in order to determine the Consolidated Fixed Charge Coverage Ratio for the Subject Period ending on the last day of the quarterly or annual period covered by the statements then being furnished;

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof (including all Supplements), of the Security Documents and of the other Transaction Documents and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

1.5. Section 9.2 of the Note Purchase Agreement shall be and is hereby amended to add the following sentence at the end of said Section:

Without limiting the foregoing, at all times other than during a Collateral Release Period, the Company will, and will cause each of its Subsidiaries to, (a) maintain, if available, fully paid flood hazard insurance with respect to each Mortgaged Property containing a Building (as defined in Section 208.25 of Regulation H of the Board of Governors of the Federal Reserve System) that is located in a special flood hazard area, as designated by the Federal Emergency Management Agency of the United States Department of Homeland Security (“FEMA”), on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, as amended, or as otherwise reasonably required by the Required Holders, (b) upon request, furnish to the holders of the Notes evidence of the renewal of all such policies, and (c) furnish to the holders of the Notes written notice of any redesignation by FEMA of any such Building into or out of a special flood hazard area promptly upon obtaining knowledge of such redesignation.

1.6. Section 9.7 of the Note Purchase Agreement shall be and is hereby amended to (a) add the words “; Collateral and Appraisals” to the end of the title of said Section, (b) amend and restate paragraph (c) to read as follows and (c) add the following new paragraphs (d), (e), (f) and (g) at the end of said Section:

(c)           If at any time, pursuant to the terms and conditions of the Bank Credit Agreement, any Guarantor is released from its liability under the Bank Guaranty and (1) such Guarantor is not a co-obligor in respect of any Debt existing under the Bank Credit Agreement or a guarantor or co-obligor in respect of any Debt existing under the Existing Note Agreements, (2) such Guarantor does not qualify as a Material Subsidiary under clause (a) or (b) of the definition thereof, (3) such Guarantor is not required to be designated as a Material Subsidiary for purposes of satisfying the 80% Threshold and (4) the Company shall have delivered to each holder of Notes an Officer’s Certificate certifying that (i) the conditions specified in clauses (1), (2) and (3) above have been satisfied and (ii) immediately preceding the release of such Guarantor from the Guaranty Agreement and after giving effect thereto, no Default or Event of Default shall have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Guarantor shall be discharged from its obligations under the Guaranty Agreement.

(d)           At all times other than during a Collateral Release Period, the Company shall cause each Material Subsidiary required to execute and deliver a supplement to the Guaranty Agreement pursuant to Section 9.7(a) to promptly (and in any event, with respect to Domestic Subsidiaries, within 45 days of such Material Subsidiary being required to execute and deliver such supplement, with respect to Foreign Subsidiaries, within 75 days of such date, and solely with respect to Section 9.7(d)(3), within 60 days of such date, or in any case, such longer period requested by the Company and approved by the Required Holders) deliver to the Collateral Agent, with a copy to each holder of the Notes:

(1)           a Security Joinder Agreement by such Material Subsidiary, together with such Uniform Commercial Code financing statements naming such Material Subsidiary as “Debtor” and naming the Collateral Agent for the benefit of the Secured Creditors as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Required Holders and their special counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Secured Creditors the Lien on the Collateral conferred under such Security Document to the extent such Lien may be perfected by Uniform Commercial Code filing;

(2)           documents of the types referred to in Section 9.7(b)(i) through (iv), inclusive, with respect to such Material Subsidiary and any pledgor and the agreements and instruments being delivered by such Person pursuant to this Section 9.7(d);

(3)           Mortgages, title insurance, appraisals and such other real property support documentation with respect to all real property (and related improvements) with a Fair Market Value in excess of $1,000,000 owned by such Material Subsidiary;

(4)           if the Subsidiary Securities issued by such Material Subsidiary that are, or are required to become, Pledged Interests are owned by a Subsidiary who has not then executed and delivered to the Collateral Agent a Pledge Agreement granting a Lien to the Collateral Agent, for the benefit of the Secured Creditors, in such equity interests, a Pledge Joinder Agreement executed by the Subsidiary that directly owns such Subsidiary Securities (or, as to the Pledged Interests issued by any Direct Foreign Subsidiary, in a form acceptable to the Required Holders), and if such Subsidiary Securities shall be owned by the Company or a Subsidiary who has previously executed a Pledge Agreement, a Pledge Agreement Supplement in the form required by such Pledge Agreement pertaining to such Subsidiary Securities;

(5)           if the Pledged Interests issued by such Material Subsidiary constitute securities under Article 8 of the Uniform Commercial Code, (i) the certificates representing 100% of such Subsidiary Securities and (ii) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(6)           Uniform Commercial Code financing statements naming the pledgor as “Debtor” and naming the Collateral Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Required Holders and their special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Secured Creditors the Lien on such Subsidiary Securities;

(7)           a supplement to the appropriate schedule attached to the appropriate Security Documents listing the additional Collateral, certified as true, correct and complete by the Responsible Officer (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Documents in after acquired Collateral); and

(8)           such other assurances, certificates, documents, consents or opinions as the Required Holders reasonably may require.

(e)           At all times other than during a Collateral Release Period, the Company shall cause to be delivered to the Collateral Agent upon the Required Holders’ reasonable request, as soon as practicable and in any event within 30 days of the acquisition thereof, a Mortgage on any fee owned real property (and related improvements) with a Fair Market Value in excess of $1,000,000 acquired by the Company or any Guarantor after the First Amendment Effective Date as security for the Secured Obligations, together with the Uniform Commercial Code financing statements covering fixtures, mortgage policies of title insurance, surveys, opinions, evidence of flood insurance coverage and other documents in connection with such Mortgage as the Required Holders may reasonably request.

(f)           Notwithstanding any other provision of this Agreement, any Lien on the Collateral of the Company or any Guarantor granted to or held by the Collateral Agent (on behalf of the Secured Creditors) under any Security Document shall be released and the Company and any Guarantor that is a party to any Security Document shall be released from its respective obligations thereunder (collectively, the “Release”), including after any re-pledge of the Collateral pursuant to the second proviso of this Section 9.7(f) upon the written request of the Company delivered to the holders of the Notes at any time on or after June 30, 2013, provided that (1) no Default or Event of Default shall have occurred and be continuing at such time or would occur immediately after giving effect to such Release, (2) the Consolidated Fixed Charge Coverage Ratio (calculated as of the last day of each of the four most recently ended fiscal quarters of the Company) is greater than or equal to 1.25 to 1.00 for each of such four most recently ended fiscal quarters, (3) the Consolidated Leverage Ratio (calculated as of the last day of the most recently ended fiscal quarter of the Company) is equal to or less than 2.50 to 1.00, (4) immediately after giving effect to such Release, no Secured Creditor shall have any Liens on any property of the Company or any Guarantor securing any Secured Obligations then owing to such Secured Creditor and (5) the Company and the Guarantors bear the cost of the Release; provided further, that if any Release has occurred and subsequent to the date on which such Release occurred the Company delivers a certificate pursuant to Section 7.2(a) demonstrating that (i) the Consolidated Fixed Charge Coverage Ratio (calculated as of the last day of the most recently ended fiscal quarter of the Company) is less than 1.25 to 1.00 or (ii) the Consolidated Leverage Ratio (calculated as of the last day of the most recently ended fiscal quarter of the Company) is greater than 2.50 to 1.00, then promptly (and in any event within 30 days or such longer period of time as the Required Holders determine in their reasonable discretion) after such certificate is delivered, or sooner if the Company shall otherwise elect to do so, the Company and each Guarantor shall at their sole cost, (A) take action (including the filing of Uniform Commercial Code and other financing statements) that may be necessary or advisable in the reasonable opinion of the Required Holders to vest in a collateral agent (which collateral agent shall be, if the Bank Credit Agreement is then in effect, the bank agent under the Bank Credit Agreement pursuant to an intercreditor and collateral agency agreement on the same terms as those contained in the Intercreditor Agreement as in effect prior to such Release or on other terms acceptable to the holders of the Notes) for the benefit of the holders of the Notes and, if the Bank Credit Agreement is then in effect, the lenders party thereto valid and subsisting Liens on the Collateral other than real property consistent in all material respects in scope, perfection and priority as those in effect prior to such Release and pursuant to documentation substantially similar to such documentation in place on or after the First Amendment Effective Date in accordance with this Section 9.7 and, in the case of any real property previously pledged pursuant to a Mortgage or real property acquired on or after the Collateral Release Date as to which a Lien would have been required to have been granted pursuant to Section 9.7 had it not been acquired during the Collateral Release Period, Liens of record consistent with the requirements of this Section 9.7, and (B) upon the Required Holders’ request, deliver to the collateral agent described above and the holders of the Notes customary opinions of counsel in connection therewith.

(g)           The holders of the Notes may obtain from time to time an appraisal of all or any part of any Collateral, prepared in accordance with written instructions from the Required Holders, from a third-party appraiser satisfactory to, and engaged directly by, the Required Holders.  The cost of any appraisal after the occurrence and during the continuance of an Event of Default shall be borne by the Company and such cost shall be payable by the Company to the holders of the Notes on demand (which obligation the Company hereby promises to pay); provided that the cost of any appraisal obtained by the holders of the Notes at any time other than after the occurrence and during the continuance of an Event of Default shall not be required to be reimbursed by the Company.

1.7. Sections 10.2, 10.3 and 10.4 of the Note Purchase Agreement shall be and are hereby amended and restated in their entirety to read as follows:

Section 10.2.  Consolidated Tangible Net Worth.  The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of 85% of the Consolidated Tangible Net Worth as of December 31, 2011, plus (a) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after December 31, 2011 (with no deduction for a net loss in any such fiscal quarter) plus (b) an amount equal to 50% of the aggregate increases in Consolidated Stockholders’ Equity after the First Amendment Effective Date by reason of the issuance and sale of capital stock of the Company.

Section 10.3.  Leverage Ratio; Project Debt and Interest Coverage Ratio.

(a)  Consolidated Leverage Ratio.  The Company will not, at any time, permit the Consolidated Leverage Ratio to exceed:

Period	Ratio
For the period b eginning on the First Amendment Effective Date through and including September 30, 2013	3.50 to 1.00
For the period from and after October 1, 2013	3.25 to 1.00

; provided that during any Collateral Release Period, the Company will not, at any time, permit the Consolidated Leverage Ratio to exceed 2.50 to 1.00.

Notwithstanding the foregoing, if at any time the “Maximum Consolidated Leverage Ratio” permitted by the Bank Credit Agreement for any period is increased or decreased, then, upon receipt of evidence thereof satisfactory to the Required Holders and, in the case of any such increase, so long as no Default or Event of Default shall have occurred and be continuing, (1) the maximum Consolidated Leverage Ratio permitted by this Agreement for such period shall be deemed to be increased or decreased by the same incremental amount as the increase or decrease in the “Maximum Consolidated Leverage Ratio” permitted by the Bank Credit Facility for such period and (2) any changes to the defined terms used in the calculation of the “Consolidated Leverage Ratio” under the Bank Credit Agreement shall be deemed to have been made to the defined terms used in the calculation of the Consolidated Leverage Ratio under this Agreement; provided, however, that in no event shall the maximum Consolidated Leverage Ratio permitted by this Agreement for any period ever exceed the maximum Consolidated Leverage Ratio (utilizing all relevant definitions appearing herein as of the First Amendment Effective Date) for such period as set forth in this Agreement as of the First Amendment Effective Date.  The Company will promptly, and in any event within five days of the occurrence thereof, give each of the holders of the Notes notice of any increase or decrease in the “Maximum Consolidated Leverage Ratio” permitted by the Bank Credit Agreement for any period.  If any party to the Bank Credit Agreement shall receive or become entitled to any fee or other consideration in connection with its agreement to increase or decrease the “Maximum Consolidated Leverage Ratio” permitted by the Bank Credit Agreement for any period, the holders of the Notes shall receive fees or other consideration in a proportionate amount based upon the relative outstanding principal amount of the Notes and of the Debt outstanding under such Bank Credit Agreement.  For the avoidance of doubt, if at any time there shall be no Bank Credit Agreement in existence, the maximum Consolidated Leverage Ratio (utilizing all relevant definitions appearing herein as of the First Amendment Effective Date) permitted by this Agreement for any period shall be that set forth herein as of the First Amendment Effective Date for such period.

(b)           Limitation on Project Debt.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Project Debt other than (1) Project Debt outstanding on the First Amendment Effective Date as set forth on Schedule 5 and (2) in addition thereto, an additional amount of Project Debt not to exceed $10,000,000 at any time outstanding.

(c)           Consolidated Interest Coverage Ratio.  The Company will not, as of the last day of any fiscal quarter of the Company, permit the Consolidated Interest Coverage Ratio to be less than 4.00 to 1.00.

Section 10.4  Priority Debt.  The Company will not (a) at any time other than during a Collateral Release Period, permit the aggregate amount of all Priority Debt to exceed $15,000,000 and (b) at any time during a Collateral Release Period, permit the aggregate amount of all Priority Debt to exceed an amount equal to 20% of Consolidated Tangible Net Worth determined as of the end of the then most recently ended fiscal quarter of the Company.

1.8. Section 10.5 of the Note Purchase Agreement shall be and is hereby is amended and restated in its entirety to read as follows:

Section 10.5  Liens.  The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)           Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)           carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business in respect of the Company and its Subsidiaries, which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business (1) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d)           any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)           leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f)           Liens on property or assets of the Company or any of its Subsidiaries securing Debt owing to the Company or to a Wholly-Owned Subsidiary;

(g)           Liens existing on the date of the Closing and securing the Debt of the Company and its Subsidiaries referred to on Schedule 5.15;

(h)           any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that

(1)           any such Lien shall extend solely to the item or items of such property so acquired or constructed,

(2)           the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (i) the cost to the Company or such Subsidiary of the property so acquired or constructed and (ii) the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property at the time of such acquisition or construction,

(3)           any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property,

(4)           immediately after giving effect the creation of such Lien and giving effect thereto, no Default or Event of Default would exist, and

(5)           if such Lien is created at any time other than during a Collateral Release Period, the principal amount of the Debt secured by such Liens shall be permitted by clause (b) or (d) of the definition of Specified Debt or Section 10.4(a);

(i)           any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such acquisition of property, (2) each such Lien shall extend solely to the item or items of property so acquired, (3) immediately after giving effect to the acquisition of the property subject to such Lien and giving effect thereto, no Default or Event of Default would exist and (4) if such merger or consolidation or acquisition occurs at any time other than during a Collateral Release Period, the principal amount of the Debt secured by such Liens shall be permitted by clause (b) or (d) of the definition of Specified Debt or Section 10.4(a);

(j)           any Lien renewing, extending or refunding any Lien permitted by paragraphs (g), (h) or (i) of this Section 10.5, provided that (1) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (2) such Lien is not extended to any other property and (3) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(k)           Liens in favor of the Collateral Agent securing Secured Obligations and subject to the Intercreditor Agreement;

(l)           rights of set off in favor of the administrative agent, letter of credit issuer and/or lenders under the Bank Credit Agreement;

(m)           Liens encumbering cash collateral (1) required to be posted in respect of letter of credit and other obligations of “defaulting lenders” under the Bank Credit Agreement and (2) at any time other than during a Collateral Release Period, required to be posted in respect of letter of credit obligations of the Company or any Subsidiary Guarantor under the Bank Credit Agreement other than any such requirement arising as a result of a default or event of default under the Bank Credit Agreement;

(n)           Liens on insurance policies and proceeds securing the payment of financed insurance premiums not in excess of $25,000,000 at any time;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Company or any of its Subsidiaries;

(p)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (2) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

(q)           Liens of lessors in any property subject to any operating lease, including Liens arising from precautionary UCC financing statements or similar filings made in respect of such leases;

(r)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business;

(s)           any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any Joint Venture or similar arrangement pursuant to any joint venture or similar agreement; provided that such encumbrance or restriction does not prohibit the granting of a Lien by a the Company or any of its Subsidiaries on any Collateral and any entity formed as part of such Joint Venture remains subject to the provisions of this Agreement to the extent provided herein;

(t)           Liens solely on cash earnest money deposits in an aggregate amount not to exceed $10,000,000 at any time, made in connection with any letter of intent or purchase agreement in connection with an Investment; and

(u)           other Liens not otherwise permitted by paragraphs (a) through (t) of this Section 10.5, so long as the aggregate principal amount of all Debt secured by such Liens is permitted by Section 10.4; provided, that notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to, secure any Debt outstanding under the Bank Credit Agreement (or any guaranty thereof) pursuant to this Section 10.4(u) unless and until the Notes and the Guaranty shall be concurrently secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and form, including without limitation, an intercreditor agreement and opinions of counsel to the Company from attorneys that are reasonably acceptable to the Required Holders.

1.9. Section 10.6 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 10.6  Restrictions on Dividends of Subsidiaries, Etc.  The Company will not, and will not permit any Subsidiary to, enter into, assume or suffer to exist any agreement that limits the ability of any Subsidiary to make Restricted Payments to the Company (or if such Subsidiary is not directly owned by the Company, the “parent” Subsidiary of such Subsidiary) or to otherwise transfer property to the Company (or if such Subsidiary is not directly owned by the Company, the “parent” Subsidiary of such Subsidiary) other than (a) provisions contained in the agreements set forth on Schedule 10.6(a) and provisions set forth in any other agreements pursuant to which Debt may be incurred by the Company or any Subsidiary, provided that such provisions are no more restrictive than those contained in the agreements set forth on Schedule 10.6(a), (b) provisions contained in the terms of any agreement governing Liens permitted under Section 10.5 that impose restrictions only on the property subject to such Liens, and (c) agreements restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course of Business, in each case relating solely to the assets subject to such lease or license or assets relating solely to such joint venture agreement.

1.10. Section 10.7(d)(2) of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

(2)           if the Company is not the Successor Corporation, (i) such corporation shall have executed and delivered to each holder of the Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (including all Supplements), the Notes and the Security Documents and the Transaction Documents to which the Company is a party (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), (ii) the Company shall have caused to be delivered to each holder of the Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (iii) each Guarantor shall have delivered to each holder of the Notes a certificate whereby such Guarantor shall have reaffirmed its obligations under the Guaranty Agreement and each of the Security Documents to which it is a party; and

1.11. Section 10.8 of the Note Purchase Agreement shall be and is hereby amended by (a) amending and restating clause (c) in its entirety to read as follows:

(c)           immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring during the immediately preceding 12 consecutive calendar month period would not exceed (1) at any time other than during a Collateral Release Period, 5% of Consolidated Total Assets and (2) at any time during a Collateral Release Period, 15% of Consolidated Total Assets, in each case determined as of the end of the then most recently ended fiscal year of the Company.

and (b) adding the following new sentence at the end of said Section 10.8:

Notwithstanding the foregoing, this Section 10.8 shall not restrict the Transfer of equity interests in, or assets of, any GLC Venture or any Project Debt Entity.

1.12. Section 10.9 of the Note Purchase Agreement shall be and is hereby amended by (a) deleting the word “and” at the end of clause (b), deleting the period “.” and replacing it with “; and” at the end of clause (c) and (c) adding a new clause (d) as follows:

(d)           the Transfer of equity interests in any GLC Venture or any Project Debt Entity.

1.13. Section 10.11 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 10.11.  Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Company (other than between or among the Company and the Guarantors, in each case to the extent not prohibited under the Transaction Documents), whether or not in the Ordinary Course of Business, other than (a) payment of customary directors’ fees and indemnities (including equity compensation arrangements), (b) arm’s length transactions with Affiliates that were consummated prior to the First Amendment Effective Date and set forth on Schedule 10.11, (c) transactions with Affiliates upon fair and reasonable terms that are substantially as favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company and (d) any employment agreement entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business and consistent with the past practices of the Company and its Subsidiaries.

1.14. Section 10.12 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 10.12.  Terrorism Sanctions Regulations.  The Company will not, and will not permit any Controlled Entity to, (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

1.15. Section 10 of the Note Purchase Agreement shall be and is hereby amended to add at the end thereof the following new Section 10.13:

Section 10.13  Limitation on Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries or Affiliates to, enter into any agreement or instrument that expressly prohibits (a) the Company from entering into any amendment, supplement, modification or restatement of this Agreement or of the Notes or (b) the making of any prepayment required to be made pursuant to Section 8.

1.16. Paragraphs (c), (e), (f), (g), (h), (i) and (k) of Section 11 of the Note Purchase Agreement shall be and are hereby amended and restated in their entirety to read as follows:

(c)    the Company defaults in the performance of or compliance with any term contained in Sections 10.2, 10.3(a) (for the avoidance of doubt, the failure to comply with the proviso in first paragraph thereof shall not result in an Event of Default under Section 10.3(a) but instead shall be governed by Section 9.7), 10.3(b), 10.4, or Sections 10.6 through 10.10, inclusive, or Section 10.12 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement, in any Supplement under which Additional Notes are then outstanding, in the Guaranty Agreement, in any Security Document or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (1) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Project Debt) that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (2) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) is in default in the performance of or compliance with any term of any evidence of any Debt (other than Project Debt) in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be) due and payable before its stated maturity or before its regularly scheduled dates of payment (excluding prepayments required upon the refinancing of such Debt or the Transfer of an asset other than as a result of the existence of a default) or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) has become obligated to purchase or repay Debt (other than (i) Project Debt and (ii) prepayments required upon the refinancing of such Debt or the Transfer of an asset other than as a result of the existence of a default) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000) or (y) one or more Persons have the right to require the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) to purchase or repay such Debt; or

(g)           the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due (other than the failure of any Project Debt Entity to pay any Project Debt), (2) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries (other than Project Debt Entities that are not Material Subsidiaries), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries (other than Project Debt Entities that are not Material Subsidiaries), or any such petition shall be filed against the Company or any of its Subsidiaries (other than Project Debt Entities that are not Material Subsidiaries) and such petition shall not be dismissed within 60 days; or

(i)           a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries (other than Project Debt Entities that are not Material Subsidiaries) and which judgments are not fully covered by insurance or, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)           (1) default shall occur under the Guaranty Agreement or any Security Document and such default shall continue beyond the period of grace, if any, allowed with respect thereto, (2) the Guaranty Agreement or, other than during any Collateral Release Period, any Security Document shall cease to be in full force and effect with respect to the Company or any Guarantor party thereto for any reason whatsoever, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable or the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty Agreement or any Security Document to which it is a party, or (3) other than during any Collateral Release Period, any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, subject to the Liens permitted by Section 10.5.

1.17. Section 12.4 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 12.4.  No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement (including any Supplement), by any Note, by the Guaranty Agreement, by any Security Document or by any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

1.18. Section 15.1 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

Section 15.1.  Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers, any Additional Purchasers and the Collateral Agent and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, any Additional Purchasers, each other holder of a Note or the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), the Notes, the Guaranty Agreement, any Security Document or any other Transaction Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement), the Notes, the Guaranty Agreement, any Security Document or any other Transaction Document or the Collateral or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), the Notes, the Guaranty Agreement, any Security Document or any other Transaction Document or the Collateral, or by reason of being a holder of any Note or a beneficiary of the Guaranty Agreement or any Security Document or any other Transaction Document, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby (including all Supplements), by the Notes, by the Guaranty Agreement, by any Security Document or by any other Transaction Document or any realization upon the Collateral.  The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser, an Additional Purchaser or other holder in connection with its purchase of its Notes).

1.19. Section 17.1(a) of the Note Purchase Agreement shall be and is hereby amended by (a) deleting the word “or” and replacing it with a comma “,” before the words “(3) amend” and (b) adding the following at the end of said Section:

or (4) other than during a Collateral Release Period, release all or substantially all of the Collateral from the Liens of the Security Documents

1.20. The first sentence of Section 17.2(a) of Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof (including any Supplement), of the Notes, of any Security Document or of any other Transaction Document.

1.21. Section 17.2(b) of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

(b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof, of any Note, the Guaranty Agreement, any Security Document or any other Transaction Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

1.22. The first sentence of Section 19 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

This Agreement and all documents relating hereto, including, without limitation, (a) all Supplements, (b) the Guaranty Agreement, (c) the Security Documents, (d) all other Transaction Documents (except the Notes themselves), (e) consents, waivers and modifications that may hereafter be executed, (f) documents received by any Purchaser at the Closing or by any Additional Purchaser on the date of purchase of its Additional Notes (except the Notes themselves), (g) documents received by any holder of the Notes on the First Amendment Effective Date and (h) financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by such holder by any photographic, photostatic, electronic, digital or other similar process and such holder may destroy any original document so reproduced.

1.23. Clause (8)(iv) of Section 20 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:

(iv) if an Event of Default exists, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or Additional Purchaser’s Notes, this Agreement (including any Supplement), the Guaranty Agreement, any Security Document or any other Transaction Document.

1.24. Section 22.3 of the Note Purchase Agreement shall be and is hereby amended by adding the following sentence to the end thereof to read as follows:

For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

1.25. Section 22 of the Note Purchase Agreement shall be and is hereby amended by adding the following new Section 22.9 at the end of said Section:

Section 22.9.  Environmental Indemnity.

The Company agrees to indemnify and hold harmless the Collateral Agent and each holder of the Notes, each Person claiming by, through, under or on account of any of the foregoing and the respective directors, officers, counsel and employees of each of the foregoing Persons (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and costs and expenses (herein, “Claims”) incurred in connection therewith (including but not limited to reasonable attorneys’ and/or paralegals’ fees and expenses and costs incurred in connection with any investigation or monitoring of conditions or any clean-up, remedial, removal or restoration work with respect to the Collateral undertaken or required by any Governmental Authority) to which any such Indemnified Party may become subject under any Environmental Laws applicable to the Company or any Guarantor or any of the Collateral, including without limitation the treatment, storage or disposal of Hazardous Materials on any of the Collateral, or as a result of the breach or non-compliance by the Company or any Guarantor with any Environmental Laws applicable to the Company or any of the Collateral; provided that the Company shall not be required to indemnify any Indemnified Party pursuant to this Section 22.9 for any claim resulting solely from the gross negligence, willful misconduct or fraud of such Indemnified Party.  The provisions of this Section 22.9 shall survive the termination of this Agreement by payment in full of all of the Notes issued hereunder, by the foreclosure by the Collateral Agent on any or all of the Collateral under the Security Documents or otherwise, and shall survive the transfer of any Note or Notes issued hereunder.

1.26. Schedule B to the Note Purchase Agreement shall be and is hereby amended by adding, or amending and restating, the following definitions, and inserting them in the proper alphabetical order:

“Asset Disposition” shall mean any Transfer except:

(a)           any

(1) Transfer from a Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than any GLC Venture or any Project Debt Entity);

(2) Transfer from the Company to a Wholly-Owned Subsidiary (other than any GLC Venture or any Project Debt Entity); and

(3) Transfer from any GLC Venture or Project Debt Entity to a GLC Venture or Project Debt Entity

so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default would exist;

(b)           any Transfer made in the Ordinary Course of Business and involving only property that is either (1) inventory held for sale or (2) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete; and

(c)           any Transfer in one lot of all of the voting Securities of TIC, directly or indirectly, owned or held by the Company to TIC pursuant to that certain Stock Purchase Agreement dated as of December 23, 1996 between the Company and TIC, as amended, supplemented, restated or otherwise modified from time to time.

“Attributable Debt” shall mean, on any date, (a) in respect of any Capital Lease of the Company or any Subsidiary, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of the Company or any Subsidiary, the capitalized amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Long-Term Lease relating to a Sale-and-Leaseback Transaction of the Company or any Subsidiary, the present value of all Lease Rentals required to be paid by such Person under such lease during the remaining term thereof (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease if known or, if not known, of 12% per annum).

“Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of October 11, 2012 among the Company, Granite Construction Company and GILC Incorporated, as borrowers, Bank of America, as administrative agent, collateral agent thereunder, swing line lender and L/C issuer, BBVA Compass and Bank of the West, as co-syndication agents, and the other lenders party thereto, as the same may be amended, supplemented, restated, refinanced or otherwise modified from time to time, and any credit agreement or other like agreement entered into by the Company which is substantially similar to or replaces the Bank Credit Agreement.

“Blocked Person” shall mean (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program.

“Collateral” shall mean, collectively, all property of the Company, each Guarantor or any other Person in which the Collateral Agent or any other Secured Party is granted a Lien under any Security Document as security for all or any portion of the Secured Obligations, including, without limitation, obligations of the Company hereunder and under the Notes and/or the obligations of the Guarantors under the Guaranty Agreement.  Notwithstanding anything to the contrary contained herein or in any other Security Document, the Collateral shall not include any property that would otherwise constitute a general intangible to the extent that the grant of a security interest in such property is prohibited by any requirement of law of a Governmental Authority, requires a consent not obtained from any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, permit, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, any applicable shareholder, joint venture or similar agreement, except in each case to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder, joint venture or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided that this exclusion shall not apply to capital stock in Joint Ventures or Subsidiaries acquired or created after the First Amendment Effective Date unless, after reasonable best efforts, the Company or the relevant Guarantor is unable either to avoid the conditions set forth in this exclusion or to obtain consents, waivers or approvals thereof.

“Collateral Agent” shall mean Bank of America, N.A. in its capacity as collateral agent under the Intercreditor Agreement and the Security Documents, and its successor and assigns in that capacity.

“Collateral Release Date” shall mean the date on which the Collateral has been released pursuant to Section 9.7(f).

“Collateral Release Period” shall mean any period of time during which the Collateral Agent is not required to have a Lien (other than set off rights) on any Collateral pursuant to the Security Documents.

“Collateral Re-Pledge Date” shall mean the date on which the Company and the Guarantors are required to pledge and grant Liens on the Collateral pursuant to Section 9.7(f).

“Consolidated Cash Taxes” shall mean, for any Subject Period, for the Company and its Subsidiaries on a consolidated basis (excluding, however, any Project Debt Entity), the aggregate of all taxes actually paid by such Persons in cash during such period.

“Consolidated EBITDA” shall mean, for any Subject Period, for the Company and its Subsidiaries on a consolidated basis (excluding, however, any Project Debt Entity), an amount equal to Consolidated Net Income for such period plus Consolidated Cash Taxes for such period and the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) depreciation and amortization expense for such period, and (c) any non-cash charges for such period (excluding any such non-cash charges that represent the accrual of, or reserve for, anticipated cash charges in any future period); provided that all components of Consolidated EBITDA for such period shall include or exclude, as the case may be, without duplication, such components of Consolidated EBITDA attributable to any Investment other than Construction JV Investments arising in the Ordinary Course of Business consummated during such period or any business or assets that have been Transferred after the first day of such period and prior to the end of such period, in each case as determined on a pro forma basis, in accordance with Regulation S-X promulgated by the SEC.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA, measured for the Subject Period ending on such date, to (b) Consolidated Fixed Charges, measured for the Subject Period ending on such date.

“Consolidated Fixed Charges” shall mean, for any Subject Period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Interest Expenses paid in cash, plus (b) the aggregate amount of Federal, state, local and foreign taxes paid in cash, plus (c) the aggregate principal amount of all regularly scheduled principal payments of Consolidated Funded Indebtedness (for the avoidance of doubt, excluding all payments in respect of revolving Debt and prepayments in respect of all Debt), plus (d) the lesser amount of (1) the aggregate amount of all capital expenditures and (2) $37,500,000, plus (e) the aggregate amount of all Restricted Payments made in cash.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, with or without recourse, but not including Project Debt, plus (b) Attributable Debt (excluding Attributable Debt of the type described in clause (c) of the definition thereof and Project Debt), plus (c) without duplication, all Guaranties with respect to Debt of the types specified in clauses (a) and (b) above of Persons other than the Company or any Subsidiary.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA, measured for the Subject Period ending on such date, to (b) Consolidated Interest Expense, measured for the Subject Period ending on such date.

“Consolidated Interest Expense” shall mean, for any Subject Period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and the portion of Synthetic Lease Obligations payable by the Company and its Subsidiaries with respect to such period that would be treated as interest in accordance with GAAP if such lease were treated as a capital lease under GAAP; excluding for purposes of clause (a) and (b) hereof, such amounts in respect of Project Debt.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA, measured for the Subject Period ending on or most recently ended prior to such date.

“Consolidated Net Income” shall mean, for any Subject Period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries from continuing operations, excluding extraordinary items and excluding gains and losses from Transfers for that period; not including, however, net income in respect of or attributable to any Project Debt Entity unless and until such net income has been received by the Company or a Subsidiary (other than a Project Debt Entity) in the form of dividends or similar distributions.

“Consolidated Stockholders’ Equity” shall mean, as of any date of determination for the Company and its Subsidiaries (excluding Project Debt Entities) on a consolidated basis, stockholders’ equity as of that date, determined in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the amount equal to Consolidated Stockholders’ Equity on that date minus the Intangible Assets of the Company and its Subsidiaries (excluding Project Debt Entities) (determined on a consolidated basis in accordance with GAAP) on that date.

“Construction JV” shall mean any Joint Venture entered into by the Company or any of its Subsidiaries, initially, with any one or more other Persons in the Ordinary Course of Business solely for purposes of undertaking or completing a construction project; provided that a Construction JV shall not be deemed to cease being a Construction JV after the withdrawal or buy-out of such other Person(s) from the Joint Venture or the purchase, acquisition or redemption of such other Person’s interest in such Joint Venture.

“Construction JV Investments” shall mean Investments in any Construction JV arising upon any initial capital contribution to or subsequent capital contribution in such Construction JV, and participated in ratably by all then existing co-joint venturers having an interest in such Construction JV, solely for purposes of undertaking or completing a construction project and Investments arising in connection with the purchase, acquisition, redemption or buy-out of another co-joint venturer’s interest in such Construction JV; provided Construction JV Investments shall not include the incurrence, directly or indirectly, of any Guaranty by the Company or any of its Subsidiaries.

“Contingent Acquisition Obligation” shall mean those contingent obligations (including, without limitation, purchase price adjustments, indemnification obligations and “earnouts”) of the Company or any of its Subsidiaries incurred in favor of a seller (or other third party entitled thereto) under or with respect to any acquisition or Investment.

“Controlled Entity” shall mean any of the Subsidiaries of Company and any of their respective Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” shall mean, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), reimbursement agreements, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, whether or not such obligations are contingent or absolute); provided that the amount of any such contingent obligation permitted under this clause (b) shall be deemed to be equal to the maximum reasonably anticipated liability in respect thereof;

(c)           net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           Capital Leases and Synthetic Lease Obligations; and

(g)           all Guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Debt is (1) expressly made non-recourse to such Person and to such Person’s assets (subject only to customary exceptions acceptable to the Required Holders) or (2) Project Debt.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Direct Foreign Subsidiary” shall mean a Foreign Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Company or a Domestic Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States, other than any such Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of the assets of such Subsidiary consist of capital stock of one or more direct or indirect Subsidiaries organized under the laws of any jurisdiction other than the United States or any political subdivision thereof.

“First Amendment Effective Date” shall mean October 11, 2012.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“GLC Venture” shall mean any Joint Venture, now or hereafter formed by the Company or any of its Subsidiaries with any other Person in the Ordinary Course of Business of the Company or such Subsidiary for the purpose of engaging in the business of real estate development and/or Transfer of real estate or interests in real estate or entities owning real estate; provided that a GLC Venture shall not be deemed to cease being a GLC Venture after the withdrawal or buy-out of such other Person(s) from the Joint Venture or the purchase, acquisition or redemption of such other Person’s interest in such Joint Venture.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement among the Collateral Agent, the Secured Parties and the Company, dated as of October 11, 2012, as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Investment” shall mean, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other Securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in or with such other Person, (c) the provision of goods or services to another Person for consideration other than cash payable in full upon the delivery or provision of such goods or services (other than trade accounts payable in the Ordinary Course of Business), or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of that Person.

“Joint Venture” shall mean a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by one Person with another Person in order to conduct a common venture or enterprise with such Person.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement (including all Supplements), the Notes, any Security Document to which it is a party or any other Transaction Document to which it is a party, (c) the ability of any Guarantor to perform its obligations under the Guaranty Agreement, any Security Document to which it is a party or any other Transaction Document to which it is a party, (d) the validity or enforceability of this Agreement (including all Supplements), the Notes, the Guaranty Agreement, any Security Document or any other Transaction Document or (e) a material impairment of the rights and remedies of the Collateral Agent or any holder of a Note under any Transaction Document.

“Material Subsidiary” shall mean each Subsidiary identified as a Material Subsidiary on Schedule 5.4, each Subsidiary that is an obligor or guarantor of any Debt existing under the Bank Credit Agreement or an Existing Note Agreement and each other Subsidiary which meets either of the following conditions:

(a)           such Subsidiary’s total revenues for the period of the immediately preceding four fiscal quarters are equal to or greater than 10% of the consolidated total revenues of the Company and its Subsidiaries for such period determined in accordance with GAAP, in each case as reflected in the most recent annual or quarterly financial statements of the Company and its Subsidiaries; or

(b)           such Subsidiary’s total assets, as of the last day of the immediately preceding fiscal quarter, are equal to or greater than 10% of Consolidated Total Assets, in each case as reflected in the most recent annual or quarterly financial statements of the Company and its Subsidiaries.

                     If, at any time, Subsidiaries qualifying as Material Subsidiaries which, in the aggregate and together with the total revenues and total assets of the Company, do not represent at least 80% of the consolidated total revenues of the Company and its Subsidiaries and at least 80% of Consolidated Total Assets (the “80% Threshold”), the Company shall designate additional Domestic Subsidiaries or, to the extent no material adverse tax consequences shall result, Foreign Subsidiaries as Material Subsidiaries until the 80% Threshold is satisfied collectively by all Material Subsidiaries.  Once a Subsidiary qualifies as or is designated by the Company as a Material Subsidiary, it shall continue to constitute a Material Subsidiary throughout the term of this Agreement, until such time as the Company provides to the holders of the Notes a certificate in accordance with Section 9.7(c) that such Subsidiary is no longer required to be designated as such pursuant to the terms hereof.

“Mortgage” shall mean any mortgage, deed of trust, trust deed or other equivalent document now or hereafter encumbering any fee-owned real property of the Company or any Guarantor in favor of the Collateral Agent on behalf of the Secured Parties, as security for any of the Secured Obligations, each of which shall be in form and substance reasonably acceptable to the Required Holders.

“Mortgaged Properties” shall mean, collectively, the real properties owned by the Company and the Guarantors and identified on Schedule 6, including, without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by the Company or any such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Ordinary Course of Business” shall mean, in respect of any transaction involving the Company or any Subsidiary, (a) the ordinary course of such Person’s business, substantially as conducted by any such Person prior to or as of the First Amendment Effective Date, or in a manner reasonably related thereto, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction herein or in any other Transaction Document, or (b) transactions outside the ordinary course of such Person’s then-existing business, as long as the Company provides written notice to the holders of the Notes prior to such Person undertaking such business, specifically referencing this definition, provided that the Required Holders shall not have delivered written objections to the Company within five Business Days after their receipt of such written notice.

“Pledge Agreement” shall mean that certain Amended and Restated Securities Pledge Agreement dated as of the First Amendment Effective Date among the Company, certain Guarantors and the Collateral Agent, for the benefit of the Secured Creditors, in the form attached hereto as Exhibit PA, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Section 9.7, as the same may be otherwise supplemented (including by Pledge Agreement Supplement), each as amended, restated, supplemented or otherwise modified from time to time.

“Pledge Agreement Supplement” shall mean, with respect to the Pledge Agreement, a Pledge Agreement Supplement substantially in the form attached to the Pledge Agreement, executed and delivered by the Company or a Guarantor to the Collateral Agent pursuant to Section 9.7.

“Pledge Joinder Agreement” shall mean each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Collateral Agent pursuant to Section 9.7.

“Pledged Interests” shall mean the Subsidiary Securities heretofore pledged to the Collateral Agent and the Subsidiary Securities required to be pledged as Collateral pursuant to this Agreement or the terms of the Pledge Agreement; provided that notwithstanding any contrary provision in any Transaction Document, in the case of any Foreign Subsidiary, “Pledged Interests” shall be limited to a pledge of 65% of the Voting Securities and 100% of the other Subsidiary Securities issued by such Foreign Subsidiary.

“Priority Debt” shall mean (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of Subsidiaries (including Attributable Debt of Subsidiaries and all guaranties of Debt of the Company) but excluding (1) unsecured Debt owing to the Company or any Wholly-Owned Subsidiary (other than any GLC Venture or a Project Debt Entity), (2) unsecured Debt outstanding at the time such Person became a Subsidiary, provided that such Debt shall have not been incurred in contemplation of such Person becoming a Subsidiary, (3) all guaranties of Debt of the Company by any Subsidiary which has also guaranteed the Notes pursuant to the Guaranty Agreement, (4) all unsecured Debt of Subsidiaries incurred under the Bank Credit Agreement by any Subsidiary which has also guaranteed the Notes pursuant to the Guaranty Agreement and (5) at any time other than during a Collateral Release Period, all unsecured Debt of Subsidiaries that is Specified Debt, (b) all Debt of the Company and its Subsidiaries secured by Liens other than Debt that is (1) secured by Liens permitted by subparagraphs (a) through (t), inclusive, of Section 10.5 and (2) at any time other than during a Collateral Release Period, secured Debt of the Company and its Subsidiaries that is Specified Debt, and (c) all Attributable Debt of the Company other than, at any time other than during a Collateral Release Period, Attributable Debt that is Specified Debt, but excluding, in the case of clause (a), (b) and (c) hereof, Project Debt permitted by Section 10.3(b).

“Project Debt” shall mean, in respect of any GLC Venture (the “obligor”), any Debt of such obligor incurred in the Ordinary Course of Business of such obligor and of the Company and its Subsidiaries, which may be secured by a Lien on assets of such obligor, but as to which there is no general recourse to the Company or any Guarantor except against such obligor (a) for breach of customary representations and warranties, or (b) to the extent such obligor is a limited liability company, corporation, limited partnership or other entity as to which neither the Company nor any Guarantor (other than obligor) is, directly or indirectly (at law, through any Guaranty or otherwise), liable to pay the debts of such obligor.

“Project Debt Entity” shall mean at any time, any GLC Venture obligated in respect of Project Debt at such time.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, Securities or other property) with respect to any capital stock or other equity interest of the Company or any Subsidiary, or any payment (whether in cash, Securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Intercreditor Agreement.

“Secured Obligations” means the “Secured Obligations” as defined in the Intercreditor Agreement.

“Security Agreement” shall mean that certain Amended and Restated Security Agreement dated as of the First Amendment Effective Date among the Company, the Guarantors and the Collateral Agent, in the form attached hereto as Exhibit SA, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 9.7, and as modified, amended, amended and restated or supplemented from time to time.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Company or any Subsidiary or other Person shall grant or convey to the Collateral Agent or any Secured Party a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Secured Obligations or any other obligation under any Transaction Document, as any of them has been or may be amended, amended and restated, modified or supplemented from time to time.

“Security Joinder Agreement” shall mean each Security Joinder Agreement, substantially in the form attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Collateral Agent pursuant to Section 9.7.

“Specified Debt” shall mean, as to any Person at a particular time, all of the following:

(a)           all Debt of the Company and its Subsidiaries outstanding on the First Amendment Effective Date and listed on Schedule 10.4 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b)           Debt in respect of Capital Leases, Synthetic Lease Obligations, Sale-and-Leaseback Transactions and purchase money Debt for fixed or capital assets acquired by the Company or any Subsidiary, provided that the aggregate principal amount of (1) all purchase money Debt for fixed or capital assets that may be incurred by the Company or any of its then-existing Subsidiaries in any fiscal year of the Company and included in Specified Debt under this clause (b) shall not exceed $25,000,000, (2) all Debt in respect of Capital Leases, Synthetic Lease Obligations and Sale-and-Leaseback Transactions to finance the acquisition of fixed or capital assets incurred by the Company or any of its Subsidiaries in any fiscal year of the Company and included in Specified Debt under this clause (b) shall not exceed $25,000,000 and (3) all Debt in respect of Capital Leases, Synthetic Lease Obligations, Sale-and-Leaseback Transactions and purchase money Debt for fixed or capital assets of Persons immediately prior to such Persons becoming Subsidiaries or being merged with or into (or otherwise becoming acquired by) the Company or any of its Subsidiaries following the First Amendment Effective Date included in Specified Debt under this clause (b) shall not exceed an amount equal to $65,000,000, provided that none of such Debt was incurred in anticipation of any such merger or acquisition;

(c)           Debt incurred in the Ordinary Course of Business in connection with (1) securing the performance of bids, trade contracts (other than for borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of property), and statutory obligations, in each case, solely for the account and benefit of the Company, its Subsidiaries, any GLC Venture or Construction JV, (2) obligations on surety and appeal bonds solely for the account and benefit of the Company, its Subsidiaries, any GLC Venture or Construction JV (other than in relation to borrowed money debt, the obtaining of advances or credit or the payment of the deferred purchase price of property), and (3) other obligations of a like nature incurred in the Ordinary Course of Business solely for the account and benefit of the Company, its Subsidiaries, any GLC Venture or Construction JV (other than in relation to borrowed money debt, the obtaining of advances or credit or the payment of the deferred purchase price of property), in each of the foregoing cases to the extent not otherwise prohibited by the terms of any Transaction Document;

(d)           Debt of the Company or any Guarantor comprised solely of (1) the outstanding principal amount of unsecured obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds (other than performance, surety and appeal bonds), debentures, notes, loan agreements or other similar instruments, (2) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (3) Contingent Acquisition Obligations in respect of any acquisition or Investment, or (4) without duplication, obligations under any Guaranty with respect to Debt of the types specified in the immediately preceding clauses (1) and (3), provided that, (i) the aggregate principal amount of outstanding Debt of the types permitted by the immediately preceding clauses (1) through (4) and is included in Specified Debt under this clause (d) shall not exceed $150,000,000, (ii) the aggregate principal amount of outstanding Debt of the types permitted by the immediately preceding clauses (1) through (4) that is subject to amortization or payment at maturity prior to October 11, 2016 and is included in Specified Debt under this clause (d) shall not exceed $100,000,000 and (iii) no such Debt shall be included in Specified Debt under this clause (d) if such Debt represents Debt of any co-joint venturer in any Joint Venture, to which the Company or any Subsidiary is a party, that is assumed by the Company or any Subsidiary, if such Debt was not originally incurred by such co-joint venturer in connection with (and relate solely to) the subject Joint Venture;

(e)           Guaranties by the Company or any Guarantor of Debt otherwise constituting Specified Debt of the Company or any Guarantor;

(f)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of incurrence; and

(g)           customer deposits and advance payments received in the Ordinary Course of Business.

“Subject Period” shall mean, as of any date of determination, the four consecutive fiscal quarter period ending on such date.

“Subsidiary Securities” shall mean the shares of capital stock or other equity interests issued by or equity participations in any Material Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Transaction Documents” shall mean, collectively, this Agreement, each Note, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement, and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by a Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transfer” shall mean the sale, transfer, license, lease or other disposition (including, without limitation, any sale and leaseback transaction) of any property, including, without limitation, Subsidiary Stock, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Transfer” shall not apply to or include any lease of real property.  For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount.  In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Consolidated Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“Voting Securities” shall mean shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.27. Schedule B to the Note Purchase Agreement shall be and is hereby further amended to delete the following definitions therefrom:

“Capital Lease Obligation,” “Consolidated Net Worth,” “Consolidated Total Capitalization,” “Consolidated Total Debt,” “Preferred Stock,” “Receivables Securitization Transactions” and “Restricted Investments.”

1.28. Schedule 5, Schedule 6, Schedule 10.4, Schedule 10.6(a), Schedule 10.11, Exhibit PA and Exhibit SA are added to the Note Purchase Agreement to read respectively as Schedule 5, Schedule 6, Schedule 10.4, Schedule 10.6(a), Schedule 10.11, Exhibit PA and Exhibit SA attached hereto.

1.29. Schedule 5.4 to the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as set forth on Schedule 5.4 attached hereto.

SECTION 2. Representations and Warranties of the Company and the Guarantors.

2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a) this First Amendment, each Security Document and the Intercreditor Agreement have been duly authorized by all necessary corporate or other action on the part of the Company and/or the Guarantors party thereto, executed and delivered by the Company and/or the Guarantors party thereto and this First Amendment, the Note Purchase Agreement, as amended by this First Amendment, each Security Document and the Intercreditor Agreement constitute the legal, valid and binding obligations, contracts and agreements of the Company and/or the Guarantors party thereto, enforceable against such Persons in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) Schedule 5.4 contains (except as noted therein) complete and correct lists (1) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether or not such Subsidiary is a Material Subsidiary on the First Amendment Effective Date, (2) of the Company’s Affiliates and (3) of the Company’s directors and executive officers;

(c) the execution and delivery of this First Amendment, each Security Document and the Intercreditor Agreement by the Company and/or the Guarantors party thereto and the performance thereof and of the Note Purchase Agreement, as amended by this First Amendment, will not (1) violate (i) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws or other charter documents, (ii) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (iii) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (2) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (1)(iii) of this Section 2.1(c);

(d) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this First Amendment, the Security Documents or the Intercreditor Agreement by the Company and/or the Guarantors party thereto or the performance thereof or of the Note Purchase Agreement, as amended by this First Amendment, by the Company and/or any Guarantor party thereto except for (1) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or (2) the filing of Uniform Commercial Code financing statements and any applicable state certificate of title statute with respect to motor vehicles to perfect and exercise remedies with respect to the security interest conferred under the Security Documents, filings of security agreements in the United States Patent and Trademark Office and the United States Copyright Office, the recording of Mortgages pursuant to the Transaction Documents and filings required under state and federal securities laws upon the sale of stock;

(e) the provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject only to Liens permitted by Section 10.5) on all right, title and interest of the Company or the applicable Guarantor in the Collateral described therein.  Except for filings and actions contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens;

(f) (1) other than in connection with a non-ratable prepayment or purchase of Notes pursuant to Sections 8.3 or 8.6, the Series 2007-A Notes and all other obligations of the Company under this Agreement shall rank at least pari passu in right of payment with all other present and future Secured Obligations of the Company; and

(2) the obligations of each Guarantor under the Guaranty Agreement rank at least pari passu in right of payment with all other present and future Secured Obligations of such Subsidiary Guarantor;

(g) as of the First Amendment Effective Date, there exists no Project Debt, other than as specifically identified on Schedule 5;

(h) the Mortgaged Properties listed on Schedule 6 constitute all of the material real properties owned by the Company and the Guarantors as of the First Amendment Effective Date;

(i) except as superseded by the representations and warranties set forth in Exhibit SR hereto, all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date); and

(j) as of the date hereof and after giving effect to this First Amendment, each of the Security Documents and the Intercreditor Agreement, no Default or Event of Default has occurred which is continuing and no waiver of Default or Event of Default is in effect.

SECTION 3. Conditions to Effectiveness of this First Amendment.

3.1. Upon satisfaction of each and every one of the following conditions, this First Amendment shall become effective as of the date first written above:

(a) executed counterparts of this First Amendment, duly executed by the Company and the holders of all of the outstanding principal of the Notes, shall have been delivered to each Noteholder or its special counsel;

(b) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(c) the Intercreditor Agreement, in form and substance satisfactory to each Noteholder, shall have been duly executed by each of the parties thereto and shall be in full force and effect and a copy thereof shall have been delivered to each Noteholder or its special counsel;

(d) each Noteholder or its special counsel (or, in the case of clause (2) below, the Collateral Agent) shall have received an executed counterpart of the Security Agreement and the Pledge Agreement, each in form and substance satisfactory to the Required Holders, together with:

(1)           Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Collateral Agent under the Security Documents as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Collateral Agent under such Security Documents as a first priority Lien in and to such other Collateral as the Required Holders may reasonably require, including without limitation the delivery by the Company or any Subsidiary of all certificates evidencing pledged interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(2)           the originals of all promissory notes issued in connection with Debt permitted by Section 7.03(e) of the Bank Credit Agreement, together with duly executed undated endorsements in blank affixed thereto;

(3)           except with the express prior written consent of the Required Holders in each instance, with respect to the Investment Property (as defined in the Security Agreement) listed on Schedule 9(e) of the Security Agreement, copies of each existing Qualifying Control Agreement (as defined in the Security Agreement) from the applicable securities intermediary;

(4)           except with the express prior written consent of the Required Holders in each instance, with respect to the Deposit Accounts (as defined in the Security Agreement) listed on Schedule 9(f) of the Security Agreement, copies of each existing Qualifying Control Agreement (as defined in the Security Agreement) from the applicable depositary institutions; and

(5)           evidence that all insurance required to be maintained pursuant to the Note Purchase Agreement, the Security Documents or any other Transaction Document has been obtained and is in effect, together with the certificates of insurance and endorsements, naming the Collateral Agent on behalf of the Secured Creditors as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Company and the Guarantors that constitute Collateral.

(e) each Noteholder or its special counsel shall have received an executed counterpart of a Mortgage, or an amendment to Mortgage, in each case, in form and substance satisfactory to the Required Holders, with respect to each Mortgaged Property listed on Schedule 6 in recordable form, and, to the extent not previously delivered to the Collateral Agent, together with:

(1)           to the extent necessary under applicable law, for filing in the appropriate county land office(s), Uniform Commercial Code financing statements covering fixtures, if required, in each case appropriately completed;

(2)           mortgage policies of title insurance (which, if satisfactory to the Required Holders, may be in the form of a mark-up of pro forma mortgage policies which are satisfactory to the Required Holders subsequently to be followed by mortgage policies) relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Required Holders (the “Title Company”), in an insured amount satisfactory to the Required Holders and insuring the Collateral Agent and the Secured Creditors that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Liens permitted by Section 10.5, with each such mortgage policy (i) to be in form and substance satisfactory to the Required Holders, (ii) to include a reference to the relevant survey with no survey exceptions except those theretofore approved by the Required Holders (such approval not to be unreasonably withheld or delayed), (iii) not to include any exception(s) for mechanic’s liens, and (iv) to provide for affirmative insurance and endorsements (to the extent applicable and available in the relevant jurisdiction) as the Required Holders may reasonably request;

(3)           if requested by the Required Holders, (i) surveys for each Mortgaged Property sufficient for the Title Company to remove the standard survey exceptions from the title insurance policies and issue the endorsements required in clause (2)(iv) above, or (ii) affidavits delivered to the title insurer sufficient for the Title Company to remove the standard survey exceptions from the title policies and issue the endorsements referenced in clause (2)(iv) above;

(4)           evidence (which may be satisfied by appropriate instructions in a funds flow memorandum) of payment to the title insurer of all expenses and premiums of the title insurer in connection with the issuance of such policies and endorsements and payment to the Title Company of an amount equal to any fees or taxes, including recording, mortgage, intangible and stamp taxes payable in connection with recording the Mortgages and Uniform Commercial Code financing statements covering fixtures, if applicable, in the appropriate county or state land office(s);

(5)           in connection with any Mortgage, customary opinions of counsel in the jurisdiction where each Mortgaged Property is located; and

(6)           evidence of flood insurance coverage satisfactory to the Required Holders for each Mortgaged Property located in a specified flood hazard zone pursuant to a Standard Flood Hazard Determination.

(f) the Bank Credit Agreement, providing for a $215,000,000 revolving credit facility to the Company and having other terms and conditions satisfactory to the Required Holders, shall have been duly executed and delivered by each of the parties thereto and shall be in full force and effect and a copy thereof shall have been delivered to each Noteholder or its special counsel;

(g) an amendment to the Note Purchase Agreement, dated as of May 1, 2001, by and among the Company and the Purchasers named on the Schedule A attached thereto, consistent with the amendments set forth in this Amendment, and such amendment shall have been duly executed by each of the parties thereto and shall be in full force and effect and a copy thereof shall have been delivered to each Noteholder or its special counsel;

(h) such certificates of resolutions or other action, incumbency certificates and/or other certificates (including specimen signatures) of Responsible Officers of the Company and each Guarantor as the Required Holders or their special counsel may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this First Amendment, the Security Documents to which such Person is a party and the Intercreditor Agreement;

(i) such documents and certifications as the Required Holders may reasonably require to evidence that the Company and each Guarantor is duly organized or formed, and that the Company and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(j) each Noteholder shall have received a customary opinion, addressed to the such Noteholder, of Jones Day, counsel for the Company and the Guarantors, and the general counsel or assistant general counsel for the Company and the Guarantors, in each case in form and substance satisfactory to the Required Holders concerning the Company, the Guarantors, this First Amendment, the Security Documents (which may include some or all of the Mortgages), the Intercreditor Agreement and as to such matters as the Required Holders  may reasonably request;

(k) a certificate of a Responsible Officer of the Company and each Guarantor either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person and the validity against such Person of the Transaction Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(l) each Noteholder shall have received, by payment in immediately available funds to the account of such holder set forth in Schedule A to the Note Purchase Agreement the amount set forth opposite such holder’s name in Schedule 1 attached hereto; and

(m) the Company shall have paid the fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment, the Security Documents and the Intercreditor Agreement.

SECTION 4. Reaffirmation of Guaranty Agreement.

4.1. By their execution and delivery hereof, the undersigned Guarantors hereby acknowledge and agree to this First Amendment and reaffirm the Guaranty Agreement dated as of December 12, 2007 given in favor of each Noteholder and their respective successors and assigns.

SECTION 5. Post-Closing Covenant.

5.1. Unless otherwise agreed to by the Required Holders (in their reasonable discretion), the Company and the Guarantors hereby agree to deliver, or cause to be delivered, to the holders of the Notes each of the agreements, instruments and other documents (each in form and substance reasonably acceptable to the Required Holders) set forth on Exhibit P-C attached hereto and made a part hereof, and to take, or cause to be taken, each of the actions set forth on Exhibit P-C, in each case within the time set forth therein for each such agreement, instrument, document or action. The Required Holders may, but shall not be obligated to, extend the time (if applicable) for the satisfaction of any of the requirements set forth in Exhibit P-C in its reasonable discretion.

5.2. The Company and the Guarantors hereby acknowledge and agree that the failure to satisfy any of the requirements set forth in Exhibit P-C within the time provided herein or therein (including any extension granted by the Required Holders pursuant to the last sentence of Section 5.1) shall constitute a default hereunder and an additional Event of Default under the Note Purchase Agreement for all purposes, and, without limiting the foregoing, all rights, powers, remedies and restrictions, including restrictions on extensions of credit, under the Transaction Documents resulting from an Event of Default shall be applicable.

SECTION 6. Miscellaneous.

6.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

6.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

6.4. This First Amendment shall he governed by and construed in accordance with the laws of the State of New York.

6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Remainder of page intentionally left blank.]

GRANITE CONSTRUCTION INCORPORATED

By	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/ Jigisha Desai
Jigisha Desai
Its VP Treasurer

GRANITE CONSTRUCTION COMPANY

By	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/ Jigisha Desai
Jigisha Desai
Its VP Treasurer

GILC INCORPORATED

By	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Its President and CEO

By	/s/ Jigisha Desai
Jigisha Desai
Its VP and CFO

First Amendment to 2007 Note Purchase Agreement

GRANITE CONSTRUCTION NORTHEAST, INC.

By	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/ Jigisha Desai
Jigisha Desai
Its VP Treasurer

INTERMOUNTAIN SLURRY SEAL, INC.

By	/s/ Kathleen Schreckengost
Kathleen Schreckengost
Its VP Treasurer

By	/s/ Darren S. Beevor
Darren S. Beevor
Its VP Controller

First Amendment to 2007 Note Purchase Agreement

Accepted and Agreed to:

The Prudential Insurance Company of America

By:	/s/ Iris Krause
Vice President

Prudential Retirement Insurance and Annuity Company

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Iris Krause
Vice President

First Amendment to 2007 Note Purchase Agreement

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Mitchell W. Reed
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, L.P. (as its General Partnet)

	By:	/s/ Mitchell W. Reed
Vice President

First Amendment to 2007 Note Purchase Agreement

AMERICAN INTERNATIONAL GROUP, INC.

By:	AIG Asset Management (U.S.), LLC, Investment Advisor

By:	/s/ David C. Patch
Name:	David C. Patch
Title:	Vice President

First Amendment to 2007 Note Purchase Agreement

NG Life Insurance and Annuity Company ING USA Annuity and Life Insurance Company ReliaStar Life Insurance Company ReliaStar Life Insurance Company of New York Security Life of Denver Insurance Company
By:	ING Investment Management LLC, as Agent

By:	/s/ Gregory R. Addicks
Gregory R. Addicks
Senior Vice President

First Amendment to 2007 Note Purchase Agreement

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Gwendolyn S. Foster
Name:	Gwendolyn S. Foster
Title:	Senior Director

First Amendment to 2007 Note Purchase Agreement

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

	By:	/s/ Alan P. Kress
Its: Counsel

	By:	/s/ Clint Woods
Its: Assistant General Counsel

First Amendment to 2007 Note Purchase Agreement

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Senior Vice President

First Amendment to 2007 Note Purchase Agreement

ALLIANZ LIFE INSURANCE COMPANANY OF AMERICA

By:	/s/ Brian F. Landry
Name:	Brian F. Landry
Title:	Assistant Treasurer

First Amendment to 2007 Note Purchase Agreement

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Michael I. Bullock
Michael I. Bullock
Its: Vice President, Private Placements

First Amendment to 2007 Note Purchase Agreement

THE STATE LIFE INSURANCE COMPANY

By:	American United Life Insurance Company, its agent

	By:	/s/ Michael I. Bullock
Michael I. Bullock
Its: Vice President, Private Placements

First Amendment to 2007 Note Purchase Agreement

THE LAFAYETTE LIFE INSURANCE COMPANY

By:	/s/ James J. Vance
Name:	James J. Vance
Its:	Vice President

By:	/s/ Kevin L. Howard
Name:	Kevin L. Howard
Its:	Vice President

First Amendment to 2007 Note Purchase Agreement

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN

By:	American United Life Insurance Company, its agent

	By:	/s/ Michael I. Bullock
Michael I. Bullock
Its: Vice President, Private Placements

First Amendment to 2007 Note Purchase Agreement

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ David Voge
David Voge
Senior Fixed Income Analyst

First Amendment to 2007 Note Purchase Agreement

ASSURITY LIFE INSURANCE COMPANY

By:	/s/ Victor Weber
Name:	Victor Weber
Title:	Senior Director—Investments

First Amendment to 2007 Note Purchase Agreement